================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                --------------



                                   FORM 8-K



                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)          January 16, 1998
                                                  ------------------------------



                                LOEWS CORPORATION
--------------------------------------------------------------------------------
          (Exact name of registrant as specified in its charter)


         Delaware                      1-6541                    13-2646102
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission              (I.R.S. employer
of incorporation or organization)   file number)            identification no.)


   667 Madison Avenue, New York, N.Y.                         10021-8087
--------------------------------------------------------------------------------
 (Address of principal executive offices)                     (Zip code)




Registrant's telephone number, including area code        (212) 521-2000
                                                   -----------------------------


                                NOT APPLICABLE
--------------------------------------------------------------------------------
     (Former name or former address, if changed since last report)



================================================================================


                                     1
Item 5. Other Events.
        ------------


  On January 16, 1998, together with other companies in the United States tobacco industry, the Company's subsidiary, Lorillard Tobacco Company, entered into a Comprehensive Settlement Agreement and Release (the "Settlement Agreement") with the State of Texas to settle and resolve with finality all present and future economic claims by the State and its subdivisions relating to the use of or exposure to tobacco products. The Settlement Agreement is attached as Exhibit 10 and the following summary of the Settlement Agreement is qualified by reference thereto.

  Under the Settlement Agreement, the settling defendants agreed to pay Texas an up-front payment of $725 million in 1998, representing the State's estimate of its share of the $10 billion initial payment under the proposed federal resolution (the "Resolution") described in the Company's Current Report on Form 8-K, dated June 24, 1997. The settling defendants also agreed to reimburse Texas and its private counsel for expenses in the estimated amount of $45 million. The settling defendants also agreed to pay Texas $264 million to support a pilot program aimed at reducing the use of tobacco by persons under the age of eighteen. Lorillard Tobacco Company's share of all of the foregoing payments, approximately $80 million, was charged to expense in the fourth quarter of 1997.

  Beginning in November and December 1998, and on December 31 of each subsequent year, the settling defendants will pay Texas 7.25% of the annual industry payments contemplated to be paid to the states under the proposed Resolution. These payments, which (except for payments in 1998) will be adjusted as provided in the proposed Resolution, will be in the following estimated amounts; 1998:
$290 million; 1999: $326 million; 2000: $363 million; 2001: $471 million; 2002:
$471 million; and 2003 and thereafter: $580 million. These payments will be allocated among the settling defendants in accordance with their relative unit volume of domestic tobacco product sales.

  The settling defendants also agreed to pay reasonable attorneys' fees to Texas's private counsel. The amount of such fees will be set by a panel of independent arbitrators but in no event will the industry be required under the Settlement Agreement to pay more than $500 million per year towards fee awards for all attorneys nationwide in connection with smoking and health cases. Each of these payments would be allocated among the settling defendants in accordance with their relative unit volume of domestic tobacco product sales.

  The settling defendants also agreed to discontinue all tobacco product billboards and transit advertisements in the State. The settling defendants also agreed not to challenge existing or proposed legislative and administrative initiatives to prohibit the sale of cigarettes in vending machines, except in adult-only facilities, and to strengthen civil penalties for sales of tobacco products to minors and for possession of tobacco products by minors.

  If legislation implementing the proposed Resolution or its substantial equivalent is enacted, the Settlement Agreement will remain in place, but the terms of the federal legislation will supersede the Settlement Agreement (except for the terms of the pilot program and payments thereunder, the up-front payment, and the payments with respect to 1998) and the other payments described above will be adjusted so that the State would receive the same payments as it would receive under such legislation.

  The Settlement Agreement also provides that if federal legislation implementing the Resolution or its substantial equivalent is enacted, the parties contemplate that Texas and any other similar state which has made an exceptional contribution to secure resolution of these matters may apply to a panel of independent arbitrators for reasonable compensation for its efforts in securing the Resolution. The settling defendants have agreed not to oppose an application of $329.5 million by Texas. The parties have agreed to a


                                     2

nationwide annual cap for all such payments of $100 million.

  The Settlement Agreement also provides that if the settling defendants enter into any future pre-verdict settlement agreement with a non-federal governmental plaintiff on more favorable terms (after due consideration of relevant differences in population or other appropriate factors), Texas will obtain treatment at least as relatively favorable as such governmental plaintiff.

  The Settlement Agreement provides that it is not an admission or concession or evidence of any liability or wrongdoing on the part of any party, and is entered into by the settling defendants solely to avoid the further expense, inconvenience, burden and uncertainty of litigation.

Item 7.  Exhibits.
------   --------

(c) Exhibits

  10.  Comprehensive Settlement Agreement and Release dated January 16, 1998.

  99.  Press Release dated January 16, 1998.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            LOEWS CORPORATION
                                            -----------------
                                            (Registrant)





Dated: February 3, 1998                 By: /s/ Peter W. Keegan
                                            ---------------------
                                            Peter W. Keegan
                                            Senior Vice President
                                            Chief Financial Officer


                                     3